NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 20, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 09, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between City Office REIT, Inc.and MCME Carell Merger Sub, LLC, a wholly owned subsidiary of MCME Carell Holdings, LP, an affiliate of Elliott Investment Management L.P. and Morning Calm Management, LLC. became effective on January 9, 2026. Each share of City Office REIT, Inc. Common Stock was exchanged for USD 7.00 in cash without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 09, 2026.